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                                                                  Exhibit 3.1(b)

                            CERTIFICATE OF AMENDMENT
              TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                  OF SAUER INC.



                  Pursuant to the provisions of Section 242 of the Delaware General Corporation Law, the undersigned corporation certifies the following:

                  1. The name of the Corporation is Sauer Inc. (the "Corporation");

                  2. The first paragraph of Article Fourth of the Amended and Restated Certificate of Incorporation of the Corporation is deleted in its entirety and replaced with a new first paragraph, which shall read in its entirety as follows:

                           "The total number of shares of all classes of stock
                  which the Corporation shall have authority to issue shall be 49,500,000, of which 45,000,000 shares are to be Common Stock, having a par value of $0.01 per share, and 4,500,000 shares are to be Preferred Stock, having a par value of $0.01 per share."

                  3. Upon the effective date of the foregoing Amendment, each share of Common Stock, par value $5,000 per share, issued at the close of business on the effective date of said Amendment, is hereby reclassified and converted into 14,000 shares of Common Stock, par value $0.01 per share, and each holder of shares of Common Stock, par value $5,000 per share, shall be entitled, upon surrendering the certificate or certificates representing such shares, to receive a certificate or certificates representing 14,000 shares of the Common Stock of the Corporation, par value $0.01 per share, with respect to each share of Common Stock of the Corporation, par value $5,000 per share, owned just prior to the close of business on the effective date of such Amendment.

                  4. The capital of the Corporation shall be reduced in connection with the reclassification and conversion of stock and the reduction in par value as set forth in paragraph 2 above, by transferring to capital surplus $4,860 for each share of Common Stock, par value $5,000 per share, issued just prior to the close of business on the effective date of the foregoing Amendment, which is all of the capital represented by shares to be issued upon the aforesaid reclassification and conversion which is in excess of the aggregate par value of such shares.

                  5. The foregoing Amendment to the Corporation's Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of The General Corporation Law of Delaware.
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                  IN WITNESS WHEREOF, the undersigned, David L. Pfeifle,
Executive Vice President, has executed this instrument and Kenneth D. McCuskey, its Secretary, has affixed its corporate seal hereto and attested said seal on April 22, 1998.

                                  SAUER INC.

Affix Seal

                                  By:___________________________________________
                                      David L. Pfeifle, Executive Vice President

ATTEST:


______________________________
Kenneth D. McCuskey, Secretary

STATE OF IOWA                )
                             )ss.
COUNTY OF STORY              )

         On this 22nd day of April, 1998, personally came before me David L. Pfeifle, to me personally known to be the same person who executed the foregoing Certificate, and acknowledged that he signed as his free act and deed the foregoing document and declared that the statements therein contained are true to his best knowledge and belief

         IN WITNESS WHEREOF, I have hereunto set my hand and seal the day and year above written.



                                                  ______________________________
                                                  Notary Public

My Commission Expires:

______________________